 Exhibit 21.1

Subsidiaries of the Registrant

1.	Wealthlink Co. Ltd., a Cayman Islands company, is a wholly-owned subsidiary of SOKO Fitness & Spa Group, Inc.

2.	Harbin Mege Union Beauty Management Ltd., a PRC company (“Mege Union”), is a wholly-owned subsidiary of Wealthlink Co. Ltd.

3.	Mege Union has three subsidiaries as follows:

(a)	Shenyang Letian Yoga Fitness Center (Yoga Wave), a PRC company, 51% owned subsidiary of Mege Union

(b)	Shenyang Starway Fitness Co., Ltd (Yoga Wave II). a PRC company, 51% owned subsidiary of Mege Union

(c)	Harbin Tai Ai Beauty Co. Ltd. (Lea Spa), a PRC company, wholly-owned subsidiary of Mege Union

4.	Mege Union is associated with the following variable interest entities, known collectively as the “Queen Group”, all of which are PRC companies or sole proprietorships

(a)	Harbin Daoli Queen Demonstration Beauty Parlor

(b)	Harbin Huang Emperor & Golden Gym Club Co. Ltd.

(c)	Harbin Queen Beauty Demonstration Center

(d)	Harbin Xinyang Spa

(e)	Harbin SOKO Spa

(f)	Harbin Queen Medical Beauty Clinic

(g)	Shenyang Queen Beauty Demonstration Co. Ltd.

(h)	Harbin Queen Beauty Vocational Skill Training School